                                                                      EXHIBIT 21

                                  SUBSIDIARIES

Mariner LP LLC - 100% owned by Mariner Energy, Inc.

Mariner Energy Texas LP - 1% general partner interest owned by Mariner Energy, Inc.; 99% limited partner interest owned by Mariner LP LLC